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FORM 3                                       U.S. SECURITIES AND EXCHANGE COMMISSION                              OMB APPROVAL
                                                      Washington, D.C.  20549
                                                                                                          OMB Number       3235-0104
                                                                                                          Expires:  January 31, 2005
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES             Estimated average burden
                                                                                                          hours per response ... 0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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
1. Name and Address of Reporting      2. Date of Event          4. Issuer Name and Ticker or Trading
   Person*                               Requiring Statement       Symbol
                                         (Month/Day/Year)
Cypress Associates II (Cayman) L.P.
                                         October 9, 2002          Montpelier Re Holdings Ltd., "MRH" on the New York Stock Exchange
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   (Last)    (First)    (Middle)      3. I.R.S. or Social       5. Relationship of Reporting Person     6. If Amendment, Date of
                                         Security Number of        to Issuer (Check all applicable)        Original (Month/Day/Year)
65 E 55th Street, 28th Floor             Person (Voluntary)
                                                                                                        ----------------------------
--------------------------------------                                 Director        X  Owner         7. Individual or Joint/Group
             (Street)                                              ---                ---                  Filing (Check applicable
                                                                                                           line)
New York        NY       10022                                     --- Officer        --- Other                Form filed by one
--------------------------------------                             (give title below) (specify below)      --- Reporting Person
   (City)    (State)     (Zip)                                                                              X  Form filed by more
                                                                                                           --- than one Reporting
                                                                                                               Person
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                                      Table I-- Non-Derivative Securities Beneficially Owned
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1.  Title of Security                                           2. Amount of Securities  3. Ownership Form:  4. Nature of Indirect
    (Instr. 4)                                                     Beneficially Owned       Direct (D) or       Beneficial Ownership
                                                                   (Instr. 4)               Indirect (I)        (Instr. 5)
                                                                                            (Instr. 5)
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Common Shares                                                           82,380                   I           By 55th Street Partners
                                                                                                             (Cayman) L.P.
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Common Shares                                                        8,536,710                  (1)          By Cypress Merchant B
                                                                                                             Partners II (Cayman)
                                                                                                             L.P.(1)
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Common Shares                                                          362,910                   I           By Cypress Merchant
                                                                                                             Banking II-A C.V.
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Common Shares                                                           18,000                   I           By Cypress Side-By-Side
                                                                                                             (Cayman) L.P.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instructions 5(b)(v).

(1) These shares are owned directly by Cypress Merchant B Partners II (Cayman) L.P., a ten percent                       Page 1 of 2
owner of the issuer, and indirectly by Cypress Associates II (Cayman) L.P.                                           SEC 1473 (3-99)

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FORM 3 (continued)                    Table II -- Derivative Securities Beneficially Owned
                                 (e.g., puts, calls, warrants, options, convertible securities)
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
1. Title of Derivative   2. Date Exercisable     3. Title and Amount of Securities   4. Conversion    5. Ownership     6. Nature of
   Security (Instr. 4)      and Expiration Date     Underlying Derivative Security      or Exercise      Form of          Indirect
                            (Month/Day/Year)        (Instr. 4)                          Price of         Derivative       Beneficial
                                                                                        Derivative       Security:        Ownership
                                                                                        Security         Direct (D) or    (Instr. 5)
                         ---------------------------------------------------------                       Indirect (I)
                                                                                                         (Instr. 5)
                                                                         Amount or
                            Date     Expiration            Title         Number of
                         Exercisable    Date                              Shares

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
Explanation of Responses:


                                                 By:/s/ James A. Stern                                           September 27, 2002
                                                    --------------------------------                             ------------------
                                                    Name:  James A. Stern                                                Date
                                                    Title: Director
                                                    On behalf of Cypress Associates II (Cayman) L.P.
                                                    ** Signature of Reporting Person

                                                 By:/s/ James A. Stern                                           September 27, 2002
                                                    --------------------------------                             ------------------
                                                    Name:  James A. Stern                                                Date
                                                    Title: Director
                                                    On behalf of Cypress Merchant B Partners II (Cayman) L.P.
                                                    ** Signature of Reporting Person

*If the form if filed by more than one reporting person, see Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.



                                                                                                                         Page 2 of 2
                                                                                                                     SEC 1473 (3-99)
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